EXHIBIT 99.1

THE CHEESECAKE FACTORY NAMED ON FORTUNE’S “100 BEST COMPANIES TO WORK FOR” LIST FOR SECOND CONSECUTIVE YEAR

List recognizes companies with top employee ratings based on independent surveys

CALABASAS HILLS, CALIF., (March 5, 2015) The Cheesecake Factory Incorporated (NASDAQ: CAKE) announced today that for the second consecutive year FORTUNE magazine has recognized it as one of the “100 Best Companies to Work For®.”  The Cheesecake Factory ranked 88, and is the only restaurant company on the list, which recognizes companies with a strong culture based primarily on a survey that measures employee engagement, pride, trust and camaraderie in the workplace.

“We are honored that The Cheesecake Factory is named on the FORTUNE 100 Best Companies to Work For list for the second consecutive year,” said David Overton, Founder, Chairman and Chief Executive Officer of The Cheesecake Factory Incorporated. “Every year the competition for this award grows more intense, and I’m so proud that we were recognized alongside so many truly iconic brands.  It is a testament to our passionate and dedicated staff members and managers.”

In recognizing The Cheesecake Factory, FORTUNE noted that 96% of its employees said they felt proud to tell others that they worked at The Cheesecake Factory, highlighting the company’s reputation and community impact as key sources of pride.

“At The Cheesecake Factory, we recognize that our more than 35,000 talented staff members and managers are the key to our success,” said David Gordon, President of The Cheesecake Factory Incorporated. “We have built a culture of excellence that is based on team work, having fun and putting people first.  This award is a wonderful acknowledgment of our staff members’ and managers’ dedication to making The Cheesecake Factory unlike any other place to work.”

The full list and related stories will be published in the March 9, 2015 edition of FORTUNE magazine.

About FORTUNE

Fortune is a global business magazine that has been revered in its content and credibility since 1930. Published biweekly, every issue is completely saturated with profoundly deep and extensively detailed analyses of the entire field of business, including specific companies, tendencies, prominent people, and new ideas that are characterizing the modern world. Fortune magazine is particularly well-known for its exceptionally reliable annual rankings of companies. Examples of these highly researched features are the “Fortune 500,” which ranks the world’s companies by gross revenue and the “Best Companies to Work For,” both of which have become industry benchmarks. This publication furthers understanding of the economy, provides implementable business strategy, and maximizes ability to make objective decisions. Fortune magazine is prized in its category of magazines and has been proven a reliable source of integral knowledge.

About Great Place to Work

Great Place to Work® is the global authority on high-trust, high-performance workplace cultures. Through proprietary assessment tools, advisory services, and employer branding programs, including Best Companies lists and workplace reviews, Great Place to Work® provides the benchmarks, framework, and expertise needed to create, sustain, and recognize outstanding workplace cultures. Great Place to Work®’s Trust Index©, a 58-question employee survey that measures trust, is used around the world to help companies increase the levels of trust across their organizations and improve business results. Annually, Great Place to Work® produces the annual FORTUNE 100 Best Companies to Work For® list and the Great Place to Work® Best Small and Medium Workplaces list. Follow Great Place to Work® online at www.greatplacetowork.com and on Twitter at @GPTW_US. To read more about Great Place to Work’s review of The Cheesecake Factory, please visit http://us.greatrated.com/the-cheesecake-factory.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company operates 189 full-service, casual dining restaurants throughout the U.S. and Puerto Rico, including 177 restaurants under The Cheesecake Factory® mark; 11 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  Internationally, eight The Cheesecake Factory® restaurants operate under licensing agreements. The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce quality cheesecakes and other baked products. In 2015, the Company was named to Fortune magazine’s “100 Best Companies to Work For” list for the second consecutive year.  To learn more about the Company, visit www.thecheesecakefactory.com.

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